Exhibit 99.(j)

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the use of our report dated February 26, 2007, with respect to the financial statements of Pax World Balanced Fund, Inc., Pax World Growth Fund, Inc. and Pax World High Yield Fund, Inc. included in their Annual Report dated December 31, 2006 that is incorporated by reference into this Post-Effective Amendment Number 50 to the Registration Statement (Form N-1A, No. 2-38679) of Pax World Funds Series Trust I, Inc.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 28, 2007